                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in Registration Statements Nos. 33-19767, 333-54178, 333-95433, 333-71067, 333-44693, 333-38671, 33-26783,
33-38042, 33-43839, 33-58456, 333-56023, 33-57753, 333-15327, 333-22175,
333-26093, 333-00205 and 002-002-95635 on Form S-8 and in Registration Statement No. 333-52853 on Form S-3 of AAR CORP. of our report dated June 26, 2002 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 2002, which report appears in the May 31, 2002 annual report on Form 10-K of AAR CORP.

KPMG LLP

Chicago, Illinois
August 26, 2002